UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):     June 30, 2007

Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:      (419) 535-4500

Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information.
     (i) Dongfeng Transactions
     Effective June 30, 2007, Dana Mauritius Limited (Dana Mauritius), a wholly owned subsidiary of Dana Corporation (Dana), closed the purchase of 4% of the registered capital of Dongfeng Dana Axle Co., Ltd. (a Chinese commercial vehicle axle manufacturer formerly known as Dongfeng Axle Co., Ltd.) from Dongfeng Motor Co., Ltd. and certain of its affiliates under the amended Sale and Purchase Agreement among the parties that has been reported previously. Dana Mauritius paid approximately $5 million for this equity interest.
     Under the amended Sale and Purchase Agreement, Dana Mauritius has agreed, subject to certain conditions, to purchase an additional 46% equity interest in Dongfeng Dana Axle Co., Ltd. within the next three years for approximately $55 million.
     (ii) Orhan Transactions
     Effective July 1, 2007, Dana and certain of its affiliates closed the sale of the European portion of their fluid products hose and tubing business to Orhan Holding, A.S. (Orhan) and certain of its affiliates under the amended Agreement to Purchase Assets and Stock between Dana and Orhan that has been reported previously. This sale included assets in the United Kingdom; shares of fluid products companies in France, Slovakia and Spain; interests in three joint ventures with operations in France and Turkey; and intellectual property related to Dana’s global hose and tubing business. Dana received cash proceeds of approximately $67 million from this transaction.
     By further amendment to the Agreement to Purchase Assets and Stock, the parties have deferred closing the sale of the North American portion of the hose and tubing business until no later than September 30, 2007. The deferred sale will include assets at three facilities in the United States and one facility in Mexico. Dana expects to realize cash proceeds of approximately $18 million from that transaction.
     Dana expects to record an aggregate after-tax gain of approximately $34 million in the third quarter of 2007 in connection with these two transactions.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: July 5, 2007	By:	/s/ Marc S. Levin

Marc S. Levin Acting General Counsel and Acting Secretary

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